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                                                                    Exhibit 23.3

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference of our firm under the caption "Experts" and to the use of our report dated April 13, 1999, with the respect to the consolidated financial statements of USN Communications, Inc. as of and for the year ended December 31, 1998 in the Registration Statement (Form S-1) and related Prospectus of CoreComm Limited for the registration of $175,000,00 of principal amount 6% convertible subordinated notes due 2006, 250,000 shares of its Series B senior convertible exchangeable preferred stock and 14,213,555 shares of its common stock.


                                             ERNST & YOUNG LLP


Chicago, Illinois
October 12, 2000